Exhibit 99.1

SUPERIOR INDUSTRIES REPORTS
2009 FOURTH QUARTER AND ANNUAL RESULTS

-- Achieves Improved Gross Profit and Income from Operations --

VAN NUYS, CALIFORNIA – February 26, 2010 -- Superior Industries International, Inc. (NYSE:SUP) today announced a sharply reduced net loss of $3.9 million, or $0.15 per share, for the fourth quarter of 2009, compared with a net loss of $20.1 million, or $0.75 per share, for the fourth quarter of 2008.

Unit shipments increased 9.9% in the fourth quarter of 2009, compared with the same period a year ago. Gross profit (loss) improved to $12.2 million in the fourth quarter of 2009 from a loss of $3.7 million in the fourth quarter of 2008. Gross profit (loss) included certain severance and other non-impairment costs associated with plant closures and other workforce reductions of $4.3 million in 2009 and $5.4 million in 2008.

Net sales for the fourth quarter of 2009 increased 30.2%, on 23.0% higher unit shipments, compared with the third quarter of 2009. General Motors and Chrysler continued to increase production levels in the fourth quarter, as Superior’s unit shipments to these two major customers increased by 23.8% and 24.4%, respectively, compared with the third quarter of 2009. Unit shipments to Ford and international customers also improved, compared with the previous quarter, increasing 17.7% and 30.5%, respectively.

“While one quarter alone does not necessarily indicate a turnaround trend, we were, nevertheless, encouraged by results for the 2009 fourth quarter,” said Steven Borick, Chairman, Chief Executive Officer and President. “Strong sales momentum was achieved with virtually all of our customers, demonstrating production volume increases that have continued since OEM plant shutdowns essentially ended in the third quarter of 2009.”

“During the past few years, we made some difficult decisions to reduce and manage costs, as well as rationalize production capacity in reaction to the significant business challenges presented by our major automotive customers. These actions enabled us to achieve improved operating margins for the 2009 fourth quarter. Moreover, the results were accomplished while incurring additional non-operating costs related primarily to our previously announced plant closures.”

Fourth Quarter Results
Consolidated net sales decreased $6.9 million, or 4.5%, to $145.0 million from $151.9 million when comparing the fourth quarter of 2009 with the fourth quarter of 2008. Unit wheel shipments increased 9.9% during the same period, which equated to an increase in net sales of $14.8 million. However, average selling prices decreased approximately 14.0%, compared with the prior year, due principally to a reduction in the pass-through pricing of aluminum, which equated to a decrease in net sales of $24.5 million.

Gross profit was $12.2 million, or 8.4% of net sales, for the fourth quarter of 2009, compared with gross loss of $3.7 million, or 2.4% of net sales, for the fourth quarter of 2008. Severance and other non-impairment costs associated with plant closures and other workforce reductions totaled approximately $4.3 million in the fourth quarter of 2009 and $5.4 million in the fourth quarter of 2008.  The improvement in gross profit reflected the steps taken to manage costs and rationalize production capacity, which reduced employment related and other costs significantly, compared with the same period a year ago.

SG&A expenses decreased 3.0% to $6.3 million, or to 4.3% of net sales, for the fourth quarter of 2009, from $6.4 million, or 4.2% of net sales when compared to the fourth quarter of 2008.

Income before income taxes and equity earnings was $7.3 million for the fourth quarter of 2009, which included certain plant closure and related expenses of $4.3 million that were included in cost of sales. The loss before income taxes and equity earnings of $16.9 million for the fourth quarter of 2008 included impairment charges of $13.5 million, and other plant closure related costs of $5.4 million which were included in cost of sales. These non-recurring expenses in 2008 were partially offset by a foreign exchange transactional gain on the Mexican peso of $5.9 million.

The income tax benefit for the fourth quarter of 2009 was $6.4 million, compared with a tax provision of $1.4 million for the fourth quarter of 2008. The 2009 tax benefit includes an approximately $6.1 million income tax refund claimed as a result of the 2008 net federal operating losses becoming eligible for carry back following government legislation enacted in the fourth quarter of 2009.

The equity in the loss from our joint venture aluminum wheel manufacturing facility in Hungary was $17.6 million in the fourth quarter of 2009 compared to a loss of $1.8 million in the same period a year ago. The joint venture’s operations in 2009 were negatively impacted by the overall decline in the European auto industry and ongoing production and quality issues that are currently being addressed. Additionally, during the current quarter, because the projected multi-year future cash flows of the joint venture may not be sufficient to recover the carrying value of the joint venture’s net assets, an impairment charge was recorded to reduce the joint venture’s net assets to estimated fair value. Accordingly, the $17.6 million loss recorded in the fourth quarter of 2009 includes $14.4 million, which represents our share of that impairment charge.

At December 31, 2009, working capital was $241.4 million, including cash, cash equivalents and short-term investments of $140.5 million. At December 31, 2008, working capital was $257.1 million, including cash and cash equivalents of $146.9 million. Superior has no bank or other interest bearing debt.

Annual Results
Net sales decreased $336.1 million, or 44.5%, to $418.8 million from $754.9 million for 2008. Unit wheel shipments decreased 30.9%, compared with the prior year. The unit shipment decrease equated to $228.1 million of the decrease in net sales, while the decrease in the pass-through price of aluminum equated to $81.4 million of the decrease. The balance of the decrease in net sales was due primarily to the change in sales mix.

Gross loss in 2009 was $10.2 million, or 2.4% of net sales, compared to gross profit of $6.6 million or 0.9% of net sales. Cost of sales in 2009 included $21.3 million of costs associated with plant closures including severance costs, equipment dismantling and other plant closure related costs up from $6.3 million in 2008.

SG&A expenses decreased 12% to $22.6 million from $25.7 million in 2008. The principal decreases were in salaries and wages of $1.2 million and the provision for doubtful accounts of $1.2 million.

During 2009, the Company recorded impairment costs related to long-term assets totaling $11.8 million associated with the closures of its Pittsburg and Van Nuys plants, the operating assets at the Fayetteville, Arkansas plant and the Johnson City real property to reflect current market value. In 2008, such costs totaled $18.5 million related to the initial impairments of the Pittsburg and Van Nuys plants and a similar market value reduction to the Johnson City real property.

Loss before income taxes and equity earnings of the company’s joint venture in 2009 was $43.3 million, compared to $28.6 million in 2008. Impairment charges and other non-operating items approximated $33.3 million of the 2009 loss. The balance was due principally to the 63% decrease in sales in the first half of 2009 and the Company’s inability to absorb fixed costs during that same period, when production levels also decreased by 53% from the comparable prior year period. Fiscal 2008 included impairment charges and other non-operating items approximating $24.9 million, which was partially offset by a foreign exchange transactional gain on the Mexican peso of $5.4 million.

Income tax provision was $26.0 million, compared to an income tax benefit of $1.8 million in 2008. The income tax provision of $26.0 million in 2009 includes expense related to increases in the valuation allowances of our U.S. and Mexico deferred tax assets totaling $42.9 million, a benefit of $8.2 million on our 2009 operating loss, a benefit of $6.1 million for the refund claim referred to above, and reductions of the liability for uncertain tax positions of $3.2 million.

The Company recorded a $24.8 million loss in equity from its joint venture in 2009, which included the $14.4 million impairment charge referred to above, compared with income from equity of $0.7 million in 2008.

Net loss was $94.1 million, or $3.53 per share, compared with net loss of $26.1 million, or $0.98 per share, for 2008.

Conference Call
Superior will host a conference call beginning at 10:00 a.m. PST (1:00 p.m. EST) on February 26, 2010 that will broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company’s website and will be referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company’s management plans to review its financial results and discuss other financial and operating matters. In addition, management might disclose material information in response to questions posed by participants during the call.

About Superior Industries
Superior supplies aluminum wheels to Ford, General Motors, Chrysler, Audi, BMW, Jaguar, Land Rover, Mercedes Benz, Mitsubishi, Nissan, Seat, Skoda, Subaru, Suzuki, Toyota, Volkswagen and Volvo. For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include references to anticipated levels of demand for the Company’s products, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general automotive industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
Net Sales	$145,041	$151,917	$418,846	$754,894

Cost of Sales	132,863	155,589	429,015	748,317
Gross Profit (Loss)	12,178	(3,672)	(10,169)	6,577

Selling and Administrative Expenses	6,251	6,447	22,645	25,744
Impairment of Long-Lived Assets	-	13,457	11,804	18,501
Income (Loss) From Operations	5,927	(23,576)	(44,618)	(37,668)

Interest Income, Net	552	582	2,155	2,917
Other Income (Expense), Net	844	6,069	(792)	6,178

Income (Loss) Before Income Taxes
and Equity Earnings	7,323	(16,925)	(43,255)	(28,573)

Income Tax Benefit (Provision)	6,368	(1,375)	(26,047)	1,778
Equity in Earnings (Losses) of Joint Venture	(17,622)	(1,820)	(24,840)	742

Net Loss	$(3,931)	$(20,120)	$(94,142)	$(26,053)

Loss Per Share:
Basic	$(0.15)	$(0.75)	$(3.53)	$(0.98)
Diluted	$(0.15)	$(0.75)	$(3.53)	$(0.98)

Weighted Average and Equivalent Shares
Outstanding for Earnings (Loss) Per Share:
Basic	26,668,000	26,668,000	26,668,000	26,655,000
Diluted	26,668,000	26,668,000	26,668,000	26,655,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	As of December 31
	2009	2008
Current Assets	$308,132	$ 319,289
Property, Plant and Equipment, net	180,121	216,209
Investments and Other Assets	53,600	93,041
	$541,853	$ 628,539

Current Liabilities	$66,776	$ 62,201
Long-Term Liabilities	101,805	94,745
Shareholders' Equity	373,272	471,593
	$541,853	$ 628,539